SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No.   )

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☐	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to § 240.14a-11(c) or § 240.14a-12

LIGHTSPAN, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
INFORMATION CONCERNING SOLICITATION AND VOTING
PROPOSAL 1 AMENDMENTS TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE STOCK SPLIT
PROPOSAL 2 ELECTION OF DIRECTORS
REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
PROPOSAL 3 RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT
EXECUTIVE COMPENSATION
Option Grants in the Last Fiscal Year
Aggregated Option Exercises in Last Fiscal Year, and FY-End Option Values
REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS ON EXECUTIVE COMPENSATION
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
PERFORMANCE MEASUREMENT COMPARISON
Comparison Of Cumulative Total Return on Investment Since February 10, 2000
RELATED-PARTY TRANSACTIONS
HOUSEHOLDING OF PROXY MATERIALS
OTHER MATTERS
APPENDIX A-1
APPENDIX A-2
APPENDIX A-3
APPENDIX B
PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS

LIGHTSPAN, INC.
10140 Campus Point Drive
San Diego, California 92121-1520

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON AUGUST 21, 2003

TO THE STOCKHOLDERS OF LIGHTSPAN, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Lightspan, Inc., a Delaware corporation (the “Company”), will be held on August 21, 2003, at 10:00 a.m. local time at The Radisson Hotel, 3299 Holiday Court, La Jolla, CA 92037, for the following purposes:

1.	To approve a series of alternative amendments to the Company’s Amended and Restated Certificate of Incorporation, as amended, to effect at the discretion of the Board of Directors a reverse stock split of the Common Stock whereby each outstanding 7, 9 or 10 shares would be combined, converted and changed into one share of Common Stock, with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments to be determined by the Board of Directors prior to the 2004 Annual Meeting of Stockholders of the Company, as permitted under Section 242(c) of the Delaware General Corporation Law.

2.	To elect three Class I directors to hold office until the 2006 Annual Meeting of Stockholders.

3.	To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending January 31, 2004.

4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on July 22, 2003, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

By Order of the Board of Directors

Michael A. Sicuro
Secretary

San Diego, California
July [ ], 2003

ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE, YOU MAY BE ABLE TO VOTE ON THE INTERNET OR BY TELEPHONE BY FOLLOWING THE INSTRUCTIONS PROVIDED WITH YOUR VOTING FORM. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

LIGHTSPAN, INC.
10140 Campus Point Drive
San Diego, California 92121-1520

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 21, 2003

INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Lightspan, Inc, a Delaware corporation (“Lightspan” or the “Company”), for use at the Annual Meeting of Stockholders to be held on August 21, 2003, at 10:00 a.m. local time (the “Annual Meeting”), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at The Radisson Hotel, 3299 Holiday Court, La Jolla, CA 92037. The Company intends to mail this proxy statement and accompanying proxy card on or about July [     ], 2003, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company’s request, Georgeson Shareholder, a professional proxy solicitation firm. No additional compensation will be paid to directors, officers or other regular employees for such services, but Georgeson Shareholder will be paid its customary fee, estimated to be about $1,000, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on July 22, 2003 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote [          ] shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if at least a majority of the outstanding shares entitled to vote are represented by votes at the meeting or by proxy. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and (with respect to proposals other than the election of directors) negative votes, abstentions and broker non-votes. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner (despite voting on at least one other proposal for which it does have discretionary authority or for which it has received instructions). Abstentions will be counted towards the vote total on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but, except for Proposal 1, are not counted for any purpose in determining whether a matter has been approved. For Proposal 1, broker non-votes will have the same effect as negative votes.

VOTING VIA THE INTERNET OR BY TELEPHONE

     Most beneficial owners whose stock is held in street name receive instructions for granting proxies from their banks, brokers or other agents, rather than receiving the Company’s proxy card.

     A number of brokers and banks are participating in a program provided through ADP Investor Communication Services that offers the opportunity to grant proxies to vote shares by means of the telephone and Internet. If your shares are held in an account with a broker or bank participating in the ADP Investor Communications Services program or another similar program, you may grant a proxy to vote those shares telephonically or via the Internet by following the instructions shown on the instruction form received from ADP Investor Communications Services.

     The telephone and Internet voting procedures are designed to authenticate stockholders’ identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders’ instructions have been recorded properly. Stockholders participating in these programs should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, that must be borne by the stockholder.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company’s principal executive office, 10140 Campus Point Drive, San Diego, California 92121-1520, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2004 annual meeting of stockholders pursuant to Rule 14a-8 of the Securities and Exchange Commission is [               ], 2004. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement and proxy must do so no earlier than the close of business April 23, 2004 and no later than the close of business on May 21, 2004. Stockholders are also advised to review the Company’s Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

PROPOSAL 1

AMENDMENTS TO AMENDED AND RESTATED CERTIFICATE
OF INCORPORATION, AS AMENDED, TO EFFECT A REVERSE STOCK SPLIT

BACKGROUND

     The Company’s Board of Directors has approved a series of alternative amendments to the Company’s Amended and Restated Certificate of Incorporation, as amended, (the “Restated Certificate of Incorporation”) that would effect a reverse stock split of all outstanding shares of the Common Stock at ratios of 1:7, 1:9 and 1:10. Under these proposed amendments, each outstanding 7, 9 or 10 shares, respectively, of Common Stock would be combined, converted and changed into one share of Common Stock (the “Reverse Stock Splits”).

     Upon receiving stockholder approval of the proposed amendments, the Board will have the sole discretion, until the 2004 Annual Meeting of Stockholders of the Company, to elect, as it determines to be in the best interests of the Company and its stockholders, either to effect a Reverse Stock Split in any of the approved ratios or not to effect a Reverse Stock Split. The Board believes that stockholder approval of these selected exchange ratios (as opposed to approval of a single ratio) provides the Board with maximum flexibility to achieve the purposes of a Reverse Stock Split and, therefore, is in the best interests of the Company and its stockholders. The Board has recommended that the proposed amendments be presented to the Company’s stockholders for approval.

     If the Board determines to effect one of the Reverse Stock Splits (the “Effective Reverse Stock Split”) by filing the applicable amendment to the Restated Certificate of Incorporation with the Secretary of State of the State of Delaware, the Restated Certificate of Incorporation will be amended accordingly, and all other amendments will be abandoned. Approval of the Reverse Stock Splits will authorize the Board, in its discretion, to effect a Reverse Stock Split in any of the approved ratios, or not to effect any Reverse Stock Split. The text of the form of amendments to the Restated Certificate of Incorporation, one of which would be filed with the Secretary of State of the State of Delaware to effect the Effective Reverse Stock Split, is set forth in Appendix A-1 through A-3 to this Proxy Statement; provided, however, that such text is subject to amendment to include such changes as may be required by the office of the Secretary of State of the State of Delaware or as the Board deems necessary and advisable to effect the Effective Reverse Stock Split.

     If the Board elects to effect the Effective Reverse Stock Split following stockholder approval, the number of issued and outstanding shares of Common Stock would be reduced in accordance with the exchange ratio selected by the Board from among those set forth in this proposal. Except for adjustments that may result from the treatment of fractional shares as described below, each stockholder will hold the same percentage of outstanding Common Stock immediately following the Effective Reverse Stock Split as such stockholder held immediately prior to the Effective Reverse Stock Split. The par value of the Common Stock would remain unchanged at $0.001 per share. The amendment would not change the number of authorized shares of Common Stock. Currently, the Board does not have any plans with regard to the authorized but unissued shares of Common Stock following the Effective Reverse Stock Split.

REASONS FOR THE REVERSE STOCK SPLIT

     The Board believes that a Reverse Stock Split may be desirable for a number of reasons. First, the Board believes that a Reverse Stock Split will align the number of outstanding shares of the Company’s stock with its peer group. Second, the Board believes that a Reverse Stock Split may allow the Company to avoid having its Common Stock delisted from the Nasdaq Stock Market, Inc.’s National Market (the “National Market”). Third, the Board believes that a Reverse Stock Split could improve the Company’s ability to raise new capital. Fourth, the Board believes that a Reverse Stock Split could improve the marketability and liquidity of the Common Stock.

     The primary reasons for a Reverse Stock Split are to align the number of outstanding shares of the Company’s stock with its peer group, and to increase the per share market price of the Common Stock. The Common Stock has been quoted on the National Market since February 2000, when the Company completed its initial public offering. The Company must satisfy various listing maintenance standards established by Nasdaq in order for the Common Stock to continue to be listed on the National Market Among other things, the Company is required to have stockholders’ equity of at least $10 million and the Common Stock held by persons other than officers, directors and beneficial owners of greater than 10% of our total outstanding shares, often referred to as the public float, must have an aggregate market value of at least $5 million. Additionally, at least 400 persons must each own at least 100 shares of the Common Stock and the Common Stock must have a minimum bid price of at least $1.00 per share.

     If a delisting from the National Market were to occur, and the Common Stock did not thereafter qualify for trading on the SmallCap Market, the Common Stock might trade on the over-the-counter bulletin board or in the “pink sheets” maintained by the National Quotation Bureau, Inc. These alternatives are generally considered to be less efficient and less broad-based than the National Market and would seriously impair the liquidity of the Common Stock and limit the Company’s potential to raise future capital, which could materially harm the business of the Company.

     The Company received a letter from Nasdaq on March 20, 2003 advising it that its Common Stock had not met Nasdaq’s minimum bid price requirement for 30 consecutive trading days and that, if the Company were unable to demonstrate compliance with this requirement for ten consecutive trading days prior to September 16, 2003, the Common Stock would be delisted at that time. The Common Stock is currently quoted on the National Market under the symbol “LSPN”. During the period from February 1, 2002 to July [     ], 2003, the closing sales price per share of the Common Stock ranged from a high of $[    ] to a low of $[    ]. The closing sales price on July [     ], 2003 was $[    ].

     The Board anticipates that a Reverse Stock Split would have the effect of increasing the trading prices of the Common Stock, which could assist the Company in maintaining compliance with the Nasdaq minimum bid price listing requirement.

     The Company may require additional sources of capital to acquire complementary businesses. The Board of Directors believes that the current low per share market price of the Common Stock, which it believes is due in part to the overall weakness in the market for stocks, has had a negative effect on the marketability of the Company’s existing shares, and therefore the potential ability of the Company to raise capital. The Board believes there are several reasons for these effects. First, certain institutional investors have internal policies preventing the purchase of low-priced stocks. Also, a variety of policies and practices of broker-dealers discourage individual brokers within those firms from dealing in low-priced stocks. Second, because the brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher priced stocks, the current share price of the Common Stock can result in individual stockholders paying transaction costs (commissions, markups or markdowns) which are a higher percentage of their total share value than would be the case if the share price of the Common Stock were substantially higher. This factor could limit the willingness of institutions to purchase the Common Stock. The Board anticipates that a Reverse Stock Split will result in a higher bid price for the Common Stock, and make it easier for the Company to raise money by selling its Common Stock, if necessary.

     The Board also believes that the decrease in the number of shares of Common Stock outstanding as a consequence of a Reverse Stock Split, and the anticipated increase in the price of the Common Stock, could generate interest in the Common Stock and possibly promote greater liquidity for the Company’s stockholders. However, stockholders’ liquidity could be adversely affected by the reduced number of shares outstanding after a Reverse Stock Split. In addition, any increase in the market price of the Common Stock resulting from a Reverse Stock Split may be proportionately less than the decrease in the number of outstanding shares, effectively reducing the Company’s market capitalization.

     The Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private” transaction within the meaning of Rule 13e-3 of the Securities Exchange Act of 1934, as amended.

BOARD DISCRETION TO IMPLEMENT THE REVERSE STOCK SPLIT

     If the Reverse Stock Splits are approved by the stockholders of the Company at the Annual Meeting, the Effective Reverse Stock Split will be effected, if at all, only upon a subsequent determination by the Board that one of the Reverse Stock Splits (with an exchange ratio determined by the Board as described above) is in the best interests of the Company and its stockholders. Such determination will be based upon many factors, including aligning the Company’s outstanding shares with its peer group, meeting the listing requirements for the National Market, existing and expected marketability and liquidity of the Common Stock, prevailing market conditions and the likely effect on the market price of the Common Stock. Notwithstanding approval of the Reverse Stock Splits by the stockholders, the Board may, in its sole discretion, abandon the proposed amendments and determine prior to the effectiveness of any filing with the Delaware Secretary of State not to effect any of the Reverse Stock Splits, as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board fails to implement any of the Reverse Stock Splits before the next annual meeting, further stockholder approval would be required prior to implementing any reverse stock split.

EFFECTS OF THE REVERSE STOCK SPLIT

     After the Effective Reverse Stock Split, each stockholder will own a reduced number of shares of Common Stock. However, the Effective Reverse Stock Split will affect all of the Company’s stockholders uniformly and will not affect any stockholder’s percentage ownership in the Company, except to the extent that the Effective Reverse Stock Split results in any of the Company’s stockholders owning a fractional share as described below. The number of stockholders of record would not be affected by the Effective Reverse Stock Split, except to the extent that any stockholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split.

     Proportionate voting rights and other rights of the holders of Common Stock would not be affected by the Effective Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares as described below). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the Effective Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of Common Stock after the Effective Reverse Stock Split. Although the Effective Reverse Stock Split would not affect the rights of stockholders or any stockholder’s proportionate equity interest in the Company (subject to the treatment of fractional shares), the number of authorized shares of Common Stock would not be reduced and would increase significantly the ability of the Board to issue such authorized and unissued shares without further stockholder action.

     The number of authorized but unissued shares of Common Stock would be increased significantly by a Reverse Stock Split. For example, based on the [          ] shares of Common Stock outstanding on July 22, 2003 and the 250,000,000 shares of Common Stock that are authorized under the Restated Certificate of Incorporation, a ten-for-one Effective Reverse Stock Split would have the effect of increasing the number of authorized but unissued shares of Common Stock from [          ] to [          ]. The Board currently has no plans regarding the issuance of such additional authorized but unissued shares.

     The issuance in the future of any additional authorized shares may have the effect of diluting the earnings per share and book value per share, as well as the stock ownership and voting rights, of the currently outstanding shares of Common Stock.

     The increase in the number of authorized but unissued shares of Common Stock may also be construed as having an anti-takeover effect by permitting the issuance of shares to purchasers who might oppose a hostile takeover bid or oppose any efforts to amend or repeal certain provisions of the Company’s Restated Certificate of Incorporation or Bylaws. The increased number of authorized but unissued shares as a result of a Reverse Stock Split would give the Company’s management more flexibility to resist a third-party takeover bid that provides an above-market premium that is favored by a majority of the independent stockholders. Any such anti-takeover effect of a Reverse Stock Split would be in addition to existing anti-takeover provisions of the Company’s Certificate of Incorporation and Bylaws, which include i) the classification of the Company’s Board into three classes such that only one of three classes is elected each year, so that it would take at least two years to replace a majority of the Company’s directors; ii) advance notice provisions in the Company’s Bylaws, which limit the business that may be brought at an annual meeting and place procedural restrictions on the ability of stockholders to nominate directors; iii) provisions that prohibit the Company’s stockholders from calling special meetings or acting by written consent.; iv) provisions that authorize the Company to issue preferred stock that can be created and issued by the Board without prior stockholder approval, with rights senior to those of Common Stock and v) preferred share purchase rights associated with our Common Stock that are exercisable upon the acquisition or potential acquisition by a person or group of, or the tender offer for, fifteen percent or more of our Common Stock.

     The Effective Reverse Stock Split would reduce the number of shares of Common Stock available for issuance under the Company’s 2000 Equity Incentive Plan (the “Plan”) and its 2000 Employee Stock Purchase Plan (the “ESPP”) in proportion to the exchange ratio of the Reverse Stock Split. At July 22, 2003, the number of shares of Common Stock authorized for issuance under the Plan and the ESPP but unissued is [          ] (prior to giving effect to any Reverse Stock Split).

     The Company also has outstanding options and warrants to purchase shares of Common Stock. Under the terms of such options and warrants, the Effective Reverse Stock Split will effect a reduction in the number of shares of Common Stock issuable upon exercise of the options and warrants and an increase in the exercise prices payable upon exercise, in each case in proportion to the exchange ratio of the Effective Reverse Stock Split.

     The following table contains approximate information relating to the Common Stock under each of the proposed amendments based on share information as of July 22, 2003:

		Following a	Following a	Following a
	Prior to any	1-for-7	1-for-9	1-for-10
	Reverse Stock	Reverse	Reverse Stock	Reverse Stock
	Split	Stock Split	Split	Split

Authorized	250,000,000	250,000,000	250,000,000	250,000,000
Outstanding	[ ]	[ ]	[ ]	[ ]
Stock held in treasury	[ ]	[ ]	[ ]	[ ]
Reserved for future issuance pursuant to employee benefit plans
Reserved for future issuance pursuant to outstanding preferred stock, options and warrants
Authorized but unissued and unreserved

     No fractional shares of Common Stock will be issued in connection with a Reverse Stock Split. Holders of Common Stock who would otherwise receive a fractional share of Common Stock as a result of Reverse Stock Split will receive cash in lieu of the fractional share as explained more fully below.

     If the Effective Reverse Stock Split is implemented, some stockholders may consequently own less than one hundred shares of Common Stock. A purchase or sale of less than one hundred shares (an “odd lot” transaction) may result in incrementally higher trading costs through certain brokers, particularly “full service” brokers. Therefore, those stockholders who own less than one hundred shares following a Reverse Stock Split may be required to pay modestly higher transaction costs should they then determine to sell their shares in the Company.

     The Common Stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The Effective Reverse Stock Split would not affect the registration of the Common Stock under the Exchange Act. After the Effective Reverse Stock Split, the Common Stock would continue to be reported on the National Market under the symbol “LSPN” (although Nasdaq could add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the Effective Reverse Stock Split has occurred).

     Stockholders should note that the effect of the Effective Reverse Stock Split upon the market prices for the Common Stock cannot be accurately predicted, and the history of similar stock split combinations for companies in like circumstances is varied. In particular, there is no assurance that the price per share of the Common Stock after the Effective Reverse Stock Split will be 7, 9 or 10 times, as applicable, the price per share of the Common Stock immediately prior to the Effective Reverse Stock Split. Furthermore, there can be no assurance that the market price of the Common Stock immediately after the Effective Reverse Stock Split will be maintained for any period of time. Even if an increased share price can be maintained, the Effective Reverse Stock Split may not achieve the other desired results which have been outlined above. Moreover, because some investors may view the Effective Reverse Stock Split negatively, there can be no assurance that approval of the Effective Reverse Stock Split will not adversely impact the market price of the Common Stock or, alternatively, that the market price following the Effective Reverse Stock Split will either exceed or remain in excess of the current market price.

     While the Company expects the Effective Reverse Stock Split may assist the Company in satisfying, for the foreseeable future, Nasdaq’s minimum bid price requirement, it is possible that Nasdaq may still determine to delist the Common Stock from the National Market. The Company also needs to satisfy additional criteria to continue to have the Common Stock eligible for continued listing on the National Market. These additional criteria consist of maintaining (i) shareholders’ equity of at least $10 million, (ii) a public float of 750,000 shares of Common Stock, (iii) a market value of the public float of at least $5 million, (iv) at least 400 shareholders (round lot holders), (v) at least two market makers for the Common Stock and (vi) compliance with certain corporate governance requirements. The Company believes that it satisfies all of these other maintenance criteria as of the date of this Proxy Statement. There can be no assurance, however, that the Company will be successful in continuing to meet all requisite maintenance criteria.

EFFECTIVE DATE

     If the proposed Reverse Stock Splits are approved at the Annual Meeting and the Board elects to proceed with an Effective Reverse Stock Split, the Effective Reverse Stock Split would become effective as of 5:00 p.m. Eastern time on the date of filing (the “Effective Date”) of the Certificate of Amendment to the Restated Certificate of Incorporation with the office of the Secretary of State of the State of Delaware. Except as explained below with respect to fractional shares, on the Effective Date, each 7, 9 or 10, as applicable, shares of Common Stock issued and outstanding immediately prior thereto will be, automatically and without any action on the part of the stockholders, combined and converted into one share of Common Stock. If the Board fails to implement any of the Reverse Stock Splits before the next annual meeting, further stockholder approval would be required prior to implementing any reverse stock split.

EXCHANGE OF STOCK CERTIFICATES

     Shortly after the Effective Date, each holder of record of an outstanding certificate theretofore representing shares of Common Stock will receive from the Company’s exchange agent (the “Exchange Agent”) for the Effective Reverse Stock Split, instructions for the surrender of such certificate to the Exchange Agent. Such instructions will include a form of Transmittal Letter to be completed and returned to the Exchange Agent. As soon as practicable after the surrender to the Exchange Agent of any certificate that prior to the Effective Reverse Stock Split represented shares of Common Stock, together with a duly executed Transmittal Letter and any other documents the Exchange Agent may specify, the Exchange Agent shall deliver to the person in whose name such certificate had been issued certificates registered in the name of such person representing the number of full shares of Common Stock into which the shares of Common Stock previously represented by the surrendered certificate shall have been reclassified and a check for any amounts to be paid in cash in lieu of any fractional share. Each certificate representing shares of Common Stock issued in connection with the Effective Reverse Stock Split will continue to bear any legends restricting the transfer of such shares that were borne by the surrendered certificates representing the shares of Common Stock. Until surrendered as contemplated herein, each certificate that immediately prior to the Effective Reverse Stock Split represented any shares of Common Stock shall be deemed at and after the Effective Reverse Stock Split to represent the number of full shares of Common Stock contemplated by the preceding sentence.

     No service charges, brokerage commissions or transfer taxes shall be payable by any holder of any certificate that prior to approval of the Effective Reverse Stock Split represented any shares of Common Stock, except that if any certificates of Common Stock are to be issued in a name other than that in which the certificates for shares of Common Stock surrendered are registered, it shall be a condition of such issuance that (i) the person requesting such issuance shall pay to the Company any transfer taxes payable by reason thereof (or prior to transfer of such certificate, if any) or establish to the satisfaction of the Company that such taxes have been paid or are not payable, (ii) such transfer shall comply with all applicable federal and state securities laws, and (iii) such surrendered certificate shall be properly endorsed and otherwise be in proper form for transfer.

NO APPRAISAL RIGHTS

     Under Delaware law, stockholders of the Company would not be entitled to dissenter’s or appraisal rights with respect to the Effective Reverse Stock Split.

CASH PAYMENT IN LIEU OF FRACTIONAL SHARES

     No fractional shares of Common Stock will be issued as a result of the Effective Reverse Stock Split. Instead, in lieu of any fractional shares to which a holder of Common Stock would otherwise be entitled as a result of the Effective Reverse Stock Split, the Company shall pay cash equal to such fraction multiplied by the closing sales price of the Common Stock on the National Market on the last business days immediately preceding the date on which the amendment effecting the Effective Reverse Stock Split is filed. As of July 22, 2003 there were approximately [   ] stockholders of record of the Common Stock. Upon stockholder approval of this proposal, if the Board elects to implement the Effective Reverse Stock Split, stockholders owning up to ten shares of Common Stock prior to the Effective Reverse Stock Split would be eliminated. As a result of the Effective Reverse Stock Split, the Company estimates that cashing out fractional stockholders could reduce the number of stockholders of record to [     ] stockholders.

U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following description of the material U.S. federal income tax consequences of the Effective Reverse Stock Split is based on the Internal Revenue Code of 1986, as amended (the “Code”), applicable Treasury Regulations promulgated thereunder, judicial authority and current administrative rulings and practices as in effect on the date of this Proxy Statement. Changes to the laws could alter the tax consequences described below, possibly with retroactive effect. The Company has not sought and will not seek an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the Effective Reverse Stock Split. This discussion is for general information only and does not discuss the tax consequences which may apply to special classes of taxpayers (e.g., non-resident aliens, broker/dealers or insurance companies). The state and local tax consequences of the Effective Reverse Stock Split may vary significantly as to each stockholder, depending upon the jurisdiction in which such stockholder resides. Stockholders are urged to consult their own tax advisors to determine the particular consequences to them.

     In general, the U.S. federal income tax consequences of the Effective Reverse Stock Split will vary among stockholders depending upon whether they receive cash for fractional shares or solely a reduced number of shares of Common Stock in exchange for their old shares of Common Stock. The Company believes that because the Effective Reverse Stock Split is not part of a plan to increase periodically a stockholder’s proportionate interest in the Company’s assets or earnings and profits, the Effective Reverse Stock Split will likely have the following federal income tax effects: A stockholder who receives solely a reduced number of shares of Common Stock will not recognize gain or loss. In the aggregate, such a stockholder’s basis in the reduced number of shares of Common Stock will equal the stockholder’s basis in its old shares of Common Stock. A stockholder who receives cash in lieu of a fractional share as a result of the Effective Reverse Stock Split will generally be treated as having received the payment in redemption of the fractional share, which payment will be taxed as either a distribution under Section 301 of the Code or an exchange under Section 302(a) of the Code, depending on that stockholder’s particular facts and circumstances. Assuming the payment is not deemed to be essentially equivalent to a dividend, it should generally be taxed as an exchange under Section 302(a), in which case the stockholder receiving such a payment should recognize gain or loss equal to the difference, if any, between the amount of cash received and the stockholder’s basis in the fractional share. In the aggregate, such a stockholder’s basis in the reduced number of shares of Common Stock will equal the stockholder’s basis in its old shares of Common Stock decreased by the basis allocated to the fractional share for which such stockholder is entitled to receive cash, and the holding period of the post- Effective Reverse Stock Split shares received will include the holding period of the pre- Effective Reverse Stock Split shares exchanged.

     The Company will not recognize any gain or loss as a result of the Effective Reverse Stock Split.

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the shares of the Common Stock outstanding on the record date will be required to approve the Reverse Stock Splits and the amendments to the Restated Certificate of Incorporation to effect the Effective Reverse Stock Split. As a result, abstentions and broker non-votes will have the same effect as negative votes.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 1

PROPOSAL 2

ELECTION OF DIRECTORS

     The Company’s Restated Certificate of Incorporation and Bylaws provide that the Board of Directors shall be divided into three classes, Class I, Class II and Class III, with each class having a three-year term. Vacancies on the Board may be filled only by persons elected by a majority of the remaining directors, unless the Board determines that the stockholders of the Company may fill such vacancy. A director elected by the Board to fill a vacancy (including a vacancy created by an increase in the number of directors) shall serve for the remainder of the full term of the class of directors in which the vacancy occurred and until such director’s successor is elected and qualified.

     In May 2003, the Board of Directors approved an increase in the size of Class I of the Board to three members, effective as of the Annual Meeting. Given this change, Class I currently consists of three Board members, which will be elected at the Annual Meeting, Class II currently consists of two Board members and Class III currently consists of three Board members.

     The term of office of the directors in Class I expires in 2003. Two of the nominees for election to Class I, Barry J. Schiffman and Elizabeth R. Coppinger, are currently directors of the Company previously appointed by the Board. The third nominee for election, Lois Harrison-Jones, is not currently a director of the Company. If elected at the Annual Meeting, each of the nominees would serve until the 2006 annual meeting and until such director’s successor is elected and has qualified, or until such director’s earlier death, resignation or removal.

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote at the meeting. Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the three nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

     Set forth below is biographical information for each person nominated and each person whose term of office as a director will continue after the Annual Meeting.

NOMINEES FOR ELECTION FOR A THREE-YEAR TERM EXPIRING AT THE 2006 ANNUAL MEETING

Barry J. Schiffman

     Barry J. Schiffman, age 57, has served as one of the Company’s directors since August 1997. Mr. Schiffman is currently CEO of Globespan Capital Partners, a venture capital firm in Palo Alto, California and Boston, Massachusetts. From October 1996 through December 2002, Mr. Schiffman served as President, Chief Investment Officer and a director of JAFCO America Ventures, Inc., a venture capital firm. From March 1995 to October 1996, he was a general partner at Weiss, Peck & Greer Venture Partners, a venture capital firm. Mr. Schiffman is currently a member of the board of several private companies. Mr. Schiffman holds a Bachelor of Science from Georgia Institute of Technology and a Masters in Business Administration from the Stanford Graduate School of Business.

Elizabeth R. Coppinger

     Elizabeth R. Coppinger, age 51, has served as one of the Company’s directors since March 2001. Ms. Coppinger has been with Sony Corporation of America since January 1991, most recently as Senior Vice President, New Business Development and Strategic Alliances. Prior to joining Sony Corporation of America, Ms. Coppinger was with the Broadcast and Professional Group at Sony Electronics, Inc. where she worked in New Business Development. Ms. Coppinger holds a Bachelor of Science in Chemistry from the University of Washington.

Lois Harrison-Jones

     Lois Harrison-Jones, age 69, is currently Associate Clinical Professor at Howard University School of Education, a position she has held since March 2000. From 1996 to 2001, Dr. Harrison-Jones was an Educational Consultant for Harcourt-Brace School Publishers. Dr. Harrison-Jones served as Superintendent of the Boston, Massachusetts school district from 1991 to 1995, Associate Superintendent and Deputy Superintendent of the Dallas, Texas school district from 1988 to 1991, and Assistant Superintendent and Superintendent of the Richmond, Virginia school district from 1981 to 1988. Dr. Harrison-Jones holds a Bachelor of Science in Elementary Education from Virginia State University, a Master of Science in Reading from Temple University and a Doctor of Educational Administration degree from Virginia Polytechnic Institute and State University

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF EACH NAMED NOMINEE.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2004 ANNUAL MEETING

Carl E. Zeiger

     Carl E. Zeiger, age 60, co-founded Lightspan and has served as our President and Chief Operating Officer and as a director since September 1993. He also served as our Interim Chief Financial Officer and Secretary from June 2000 to January 2001. Prior to co-founding Lightspan, Mr. Zeiger served as the President and Chief Operating Officer of Jostens Learning Corporation. Along with Mr. Kernan, Mr. Zeiger developed Jostens Learning into a leading supplier of pre-kindergarten through adult educational software. Prior to joining Jostens Learning, Mr. Zeiger served as Senior Vice President of Finance for Integrated Software Systems Corporation, a leading provider of representation graphics software, and managed its initial and secondary public offerings and its eventual sale to Computer Associates. Mr. Zeiger is a Certified Public Accountant in the State of California and holds a Bachelor of Science from the University of Denver.

Douglas M. Holtby

     Douglas M. Holtby, age 56, is currently serving as Director and Secretary of Multivan Broadcast Corporation, a television company, a position he has held since its incorporation in 2001, and as Chief Executive Officer and President of Arbutus Road Investments Inc. and MKC Capital Inc., family investment companies. From 2000 to 2001, Mr. Holtby served as a Canwest Trustee/Director of each of ROBtv Partnership, a business television channel, and CKVU Sub Inc., a Vancouver television station. From 1989 to 1996 Mr. Holtby served as President and CEO of WIC Western International Communications Ltd., an integrated Canadian communications, broadcast and entertainment company. Mr. Holtby also serves on the Board of Directors of CINAR Corporation, Wheaton River Minerals, Ltd., Rainmaker Income Fund, and Star of Fortune Gaming Management, a Vancouver casino. Mr. Holtby is a member of the Institutes of Chartered Accountants of Alberta and British Colombia.

DIRECTORS CONTINUING IN OFFICE UNTIL THE 2005 ANNUAL MEETING

John T. Kernan

     John T. Kernan, age 57, co-founded Lightspan and has served as our Chairman and Chief Executive Officer since inception, September 1993. Prior to co-founding Lightspan, Mr. Kernan served as Chairman and Chief Executive Officer of Jostens Learning Corporation, an educational software company. Mr. Kernan developed Jostens Learning from a start-up company in 1985 (then named Education Systems Technology Corporation) to one of the largest educational software businesses in the United States. Under Mr. Kernan’s leadership, Jostens Learning was a leading supplier of pre-kindergarten through adult educational software. Prior to founding Jostens Learning, Mr. Kernan was an executive with Gill Cable Corporation, a Northern California cable TV operator. He also was Vice President of Product Development for DELTAK, Inc. (now NETg), then the nation’s largest provider of video-based training for technical professionals. Mr. Kernan was the President of the Software Publishers Association, has been named “Educator of the Decade” by Electronic Learning Magazine and regional “Entrepreneur of the Year” by Inc. Magazine, among other distinctions. Mr. Kernan was a founder of Academic Systems, which has since been acquired by Lightspan, and Elemental Software, which has since been acquired by Macromedia. Mr. Kernan is a member of the Board of Directors of TechNet and Varsity Group, Inc. Mr. Kernan holds a Bachelor of Science from Loyola College.

Jeffrey W. Brown

     Jeffery W. Brown, age 41, has served as one of the Company’s directors since February 2002. Since March 1999, Mr. Brown has served as Executive Director of Strategy, Development and Investments for Cox Communications. Mr. Brown served as Vice President and General Counsel for TCA Cable TV from January 1998 until its acquisition by Cox Communications in 1999. Mr. Brown also serves on the Board of Directors of Security Broadband Corporation and TV Gateway, LLC. Mr. Brown has also been a private practice attorney specializing in business, corporate and mergers and acquisitions law. Mr. Brown holds a Juris Doctorate from the South Texas College of Law and a Bachelor of Business Administration in Finance and Accounting from the University of Houston.

Hugh M. Tietjen

     Hugh Tietjen, age 68, is currently serving as General Partner of Rutherford Group, a partnership with interests in the high technology and wine industries, a position he has held since January 1993. Prior to that, Mr. Tietjen founded Computer Intelligence (now known as Harte-Hanks Market Intelligence) in 1969 to provide market research for the computer industry. Under his direction, the company became the dominant source of primary market data for the computer and communications industries with $40 million in revenue. In addition to managing Computer Intelligence, he served as Senior Vice President for Ziff Communications after its acquisition of Computer Intelligence. Mr. Tietjen entered the computer industry with IBM and served in a variety of technical and marketing management positions. While on leave from IBM, Mr. Tietjen managed a program development group at the National Security Agency in Washington, D.C. Mr. Tietjen holds a Bachelor of Science from the University of Southern California.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended January 31, 2003, the Board of Directors held four meetings. The Board has an Audit Committee, Compensation Committee and a Nominating Committee.

     The Audit Committee of the Board of Directors of the Company oversees the Company’s corporate accounting and financial reporting process. For this purpose, the Audit Committee performs several functions. Among other responsibilities, the Audit Committee evaluates the performance of and assesses the qualifications of the independent auditors; determines the terms of the engagement of the independent auditors; determines whether to retain or terminate the existing independent auditors or to appoint and engage new independent auditors; determines and approves the retention of the independent auditors to perform any proposed permissible non-audit services; monitors the rotation of partners of the independent auditors on the Company engagement team as required by law; reviews the financial statements to be included in the Company’s Annual Report on Form 10-K, annual proxy statement (Schedule 14A) and quarterly Form 10-Qs; and discusses with management and the independent auditors the results of the annual audit and the results of the review of the Company’s quarterly financial statements. The Audit Committee is comprised of four non-employee directors: Messrs. Brown, Holtby, Schiffman and Tietjen. All members of the Company’s Audit Committee are independent (as independence is currently defined in Rule 4200(a)(14) of the NASD listing standards) and meet the financial literacy requirements. The Audit Committee met four times during the fiscal year ended January 31, 2003. Effective in 2002, the Audit Committee revised its written charter, which was then approved by the Board of Directors. This revised Audit Committee Charter is attached as Appendix B to these proxy materials.

     The Compensation Committee makes recommendations regarding salaries and incentive compensation, awards stock options to employees and consultants under the Company’s stock option plans and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. The Compensation Committee is composed of two non-employee directors: Ms. Coppinger and Mr. Tietjen. The Compensation Committee met four times during the fiscal year ended January 31, 2003.

     The Nominating Committee interviews, evaluates, nominates and recommends individuals for membership on the Company’s Board of Directors and its various committees, and nominates specific individuals to be elected as directors of the Company. No specific procedure has been established for the consideration of nominees recommended by stockholders. The Nominating Committee is composed of two directors: Ms. Coppinger and Mr. Holtby. The Nominating Committee met twice during the fiscal year ended January 31, 2003.

     During the fiscal year ended January 31, 2003, all directors attended at least 75% of the aggregate of the meetings of the Board and of the committees on which they served, held during the period for which they were a director or committee member, respectively.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS(1)

     The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the system of internal controls. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited financial statements in the Company’s Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

     The Audit Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditors the auditors’ independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board and considered the compatibility of non-audit services with the auditor’s independence.

     The Audit Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting. The Audit Committee held four meetings during fiscal 2003. In addition, Audit Committee chair Mr. Schiffman met once with the independent auditors during regular quarterly reviews.

     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board (and the board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended January 31, 2003 for filing with the Securities and Exchange Commission. The Committee has also recommended, subject to shareholder approval, the selection of the Company’s independent auditors.

AUDIT COMMITTEE
 Barry J. Schiffman, Audit Committee Chair
 Jeffery W. Brown, Audit Committee Member
 Douglas M. Holtby, Audit Committee Member
 Hugh Tietjen, Audit Committee Member

 July [     ], 2003

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

PROPOSAL 3

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Audit Committee of the Board of Directors has selected Ernst & Young LLP as the Company’s independent auditors for the fiscal year ending January 31, 2004 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company’s financial statements since its inception in 1993. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company’s independent auditors is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

     AUDIT FEES. The aggregate fees paid to Ernst & Young LLP for professional services rendered for the audit of the Company’s annual financial statements for the fiscal years ended January 31, 2003 and 2002 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the corresponding fiscal years were $244,000 and $197,000, respectively.

     AUDIT RELATED FEES. The aggregate fees paid to Ernst & Young for audit-related professional services, which included accounting consultations in connection with acquisitions, consultation concerning financial accounting and reporting standards, and employee benefit plan audits, for the fiscal years ended January 31, 2003 and 2002 were $66,000 and $12,000, respectively.

     TAX FEES. The aggregate fees paid to Ernst & Young for tax services, including tax consulting, compliance and assistance with tax and governmental authorities, for the fiscal years ended January 31, 2003 and 2002 were $172,000 and $84,000, respectively.

     ALL OTHER FEES. There were no fees paid for other services in the fiscal years ended January 31, 2003 or 2002.

     The Audit Committee has determined the rendering of the non-audit services by Ernst & Young LLP is compatible with maintaining the auditor’s independence.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE IN FAVOR OF PROPOSAL 3.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company’s Common Stock as of June 30, 2003 by: (i) each director and nominee for director; (ii) each of the executive officers named in the Summary Compensation Table; (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

     The following table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, the Company believes that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 47,684,032 shares outstanding on June 30, 2003, adjusted as required by rules promulgated by the SEC.

	Beneficial Ownership

		Shares
		Acquirable
	Total	within 60 days
	Number of	of	Percent of
Beneficial Owner	Shares	June 30, 2003	Total

Officers of the Company:
John T. Kernan	1,699,845	109,373	3.5%
Carl E. Zeiger	1,397,873	109,373	2.9%
Michael A. Sicuro	199,233	193,750	*
Sandra K. Fivecoat	167,733	125,935	*
James M. Dredge	103,298	96,874	*
Directors of the Company and Nominees for Director:
Jeffrey W. Brown (1) Cox Communications, Inc.	—	—	*
Elizabeth R. Coppinger (2) Sony Corporation of America	—	—	*
Douglas M. Holtby (3)	10,833	10,833	*
Barry J. Schiffman (4) Globespan Capital Partners	—	—	*
Hugh M. Tietjen (5)	10,000	10,000	*
Lois Harrison-Jones (6)	—	—	*
Beneficial owners of more than 5% of the Company’s Common Stock:
Royce & Associates (7)	6,076,300	—	12.6%
Liberty Media Corp. (8)	4,060,836	1,534	8.4%
Accel Partners (9)	3,115,578	3,652	6.4%
Kleiner, Perkins, Caufield & Byers (10)	3,062,143	3,653	6.3%
Microsoft Corporation (11)	2,915,080	1,298	6.0%
All directors and officers as a group (11 persons)	22,818,752	666,275	47.2%

*	Less than one percent.

(1)	Mr. Brown’s business address is 1400 Lake Hearn Dr. NE, Atlanta, Georgia 30319.

(2)	Ms. Coppinger’s business address is 550 Madison Avenue, New York, New York 10022.

(3)	Mr. Holtby’s business address is 7230 Arbutus Road, West Vancouver, British Columbia, V7W 2L5, Canada.

(4)	Mr. Schiffman’s business address is 300 Hamilton Avenue, Palo Alto, California 94301.

(5)	Mr. Tietjen’s business address is 5514 Calumet Avenue, La Jolla, California 92037.

(6)	Ms. Harrison-Jones’ business address is Howard University, 2400 Sixth Street, NW, Washington, DC 20059.

(7)	The business address for Royce & Associates is 1414 Ave. of the Americas 9th Fl. New York, New York 10019.

(8)	The business address for Liberty Media Corp. is 12300 Liberty Blvd., Englewood, Colorado 80112

(9)	The business address for Accel Partners is 428 University Avenue, Palo Alto, California 94301.

(10)	The business address for Kleiner, Perkins, Caufield and Byers is 2750 Sand Hill Road, Menlo Park, California 94025.

(11)	The business address for Microsoft Corporation is One Microsoft Way, Redmond, Washington 98052.

COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934, as amended (the “1934 Act”) requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     All of the Company’s directors may be reimbursed for certain expenses in connection with attendance at Board of Directors and committee meetings, and three directors currently receive cash compensation for services on the Board or any committee thereof. Cash compensation currently consists of an annual fee of $18,000 for Board service (pro rated for partial years) and $1,500 for each committee meeting attended. This compensation began in fiscal year 2003. In addition, all directors are eligible to participate in the Company’s 2000 Equity Incentive Plan (the “2000 Plan”). The following table shows for the fiscal year ended January 31, 2003, compensation paid to these three directors:

		Committee
	Board Service	Attendance	Total
Name	Compensation	Compensation	Compensation

Jeffrey W. Brown	$7,050	$1,500	$8,550
Douglas M. Holtby	$10,016	$1,500	$11,516
Hugh M. Tietjen	$8,000	$1,500	$9,500

     During the last fiscal year, the Company granted options covering 40,000 shares to each of Messrs. Brown, Holtby and Tietjen, at exercise prices per share of $1.20, $1.56 and $1.56, respectively, which were equal to the fair market value of the Company’s Common Stock on the dates of grant (based on the closing sales price reported on the Nasdaq National Market for the date of grant). The options will vest 25% one year from the date of grant, and 1/36 of the remaining options will vest each month thereafter. The options will fully vest upon a change in control, as defined in the Company’s option plans, unless the acquiring company assumes the options or substitutes similar options.

COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation Table

     The following table shows for the fiscal years ended January 31, 2003, 2002 and 2001, compensation awarded or paid to, or earned by, the Company’s Chief Executive Officer and its other four most highly compensated executive officers at January 31, 2003 (the “Named Executive Officers”):

		Annual		Long-Term
		Compensation		Compensation

				Securities	All Other
		Salary	Bonus	Underlying	Compensation
Name and Principal Position	Fiscal Year	($)	($)(1)	Options (#)	($) (2)

John T. Kernan	2003	$301,000	$116,700	100,000
Chief Executive Officer and	2002	$297,000		100,000
Chairman	2001	$272,000
Carl E. Zeiger	2003	$291,000	$83,000	100,000
President, Chief Operating	2002	$286,000		100,000
Officer and Director	2001	$263,000
Michael A. Sicuro(3)	2003	$210,000	$66,700	100,000
Senior Vice President, Chief Financial	2002	$198,000		100,000
Officer, Treasurer and Secretary	2001	$3,000		300,000
Sandra K. Fivecoat	2003	$210,000	$37,500	75,000	$110,205
Senior Vice President of Sales	2002	$212,000	$70,000	100,000	$118,766
	2001	$211,000	$107,500	20,000	$176,444
James M. Dredge(4)	2003	$247,000	$66,700	100,000
Chief Executive Officer of	2002	$244,000	$6,250	100,000
Academic Systems	2001	$4,000		150,000

(1)	The bonuses paid to Ms. Fivecoat were accrued under her Sales Compensation Plan and paid within 45 days of the bonus period. All other bonuses were accrued under the Company’s Management Incentive Plan for 2003, 2002 and 2001, as indicated, and paid during the following fiscal year.

(2)	Represents commissions paid.

(3)	Mr. Sicuro was hired by the Company in January 2001.

(4)	Mr. Dredge was hired by the Company in January 2001.

Stock Option Grants and Exercises

     The Company grants options to its executive officers under its 2000 Plan. As of June 30, 2003, options to purchase a total of 5,523,862 shares were outstanding under the 2000 Plan and the 1992 Stock Option Plan, which the Company assumed from Academic Systems upon its acquisition of Academic Systems, and options to purchase 3,292,176 shares remained available for grant under the 2000 Plan. The Company no longer grants options under the 1992 Stock Option Plan.

     The following tables show for the fiscal year ended January 31, 2003, certain information regarding options granted to, exercised by, and held at year-end by, the Named Executive Officers:

Option Grants in the Last Fiscal Year

		% of			Potential Realizable
		Total			Value at Assumed Annual
	Number of	Options			Rates of Stock Price
	Securities	Granted to			Appreciation for
	Underlying	Employees	Exercise		Option Terms(3)
	Options	in Fiscal	Or Base	Expiration
Name	Granted (#)(1)	Year (2)	Price ($/Sh)	Date	5%($)	10%($)

John T. Kernan	100,000	4.3	1.01	5/11/2012	63,518	160,968
Carl E. Zeiger	100,000	4.3	1.01	5/11/2012	63,518	160,968
Michael A. Sicuro	100,000	4.3	1.01	5/11/2012	63,518	160,968
Sandra K. Fivecoat	75,000	3.2	1.01	5/11/2012	47,639	120,726
James M. Dredge	100,000	4.3	1.01	5/11/2012	63,518	160,968

(1)	The options will vest 100% five years from the date of grant. The options will fully vest upon a change in control, as defined in the Company’s option plans, unless the acquiring company assumes the options or substitutes similar options. The Board of Directors has the ability to reprice the options under the terms of the Company’s option plans.

(2)	Based on options to purchase 2,346,600 shares granted in fiscal 2003.

(3)	The potential realizable value is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually, for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. These amounts represent certain assumed rates of appreciation only, in accordance with the rules of the SEC, and do not reflect the Company’s estimate or projection of future stock price performance. Actual gains, if any, are dependent on the actual future performance of the Company’s Common Stock and no gain to the optionee is possible unless the stock price increases over the option term, which will benefit all stockholders.

Aggregated Option Exercises in Last Fiscal Year, and FY-End Option Values

			Number of Securities	Value of Unexercised
			Underlying Unexercised	In-the-Money
	Shares		Options/SARs	Options/SARs
	Acquired	Value	at FY-End (#)(2),(3)	at FY-End ($)(2),(4)
Name	on Exercise	Realized ($)(1)	Exercisable/Unexercisable	Exercisable/Unexercisable

John T. Kernan	1,263 (5)	$391.53	93,749/231,251	0/0
Carl E. Zeiger	—	—	93,749/231,251	0/0
Michael A. Sicuro	—	—	150,000/350,000	0/0
Sandra K. Fivecoat	—	—	136,039/183,961	0/0
James M. Dredge	—	—	74,999/275,001	0/0

(1)	Value realized is based on the fair market value of the Company’s Common Stock on the date of exercise minus the exercise price (or the actual sales price if the shares were sold by the optionee simultaneously with the exercise) without taking into account any taxes that may be payable in connection with the transaction.

(2)	Reflects shares vested and unvested at January 31, 2003. Certain options granted under the 2000 Plan are immediately exercisable, but are subject to the Company’s right to repurchase unvested shares on termination of employment.

(3)	Includes both “in-the-money” and “out-of-the-money” options. “In-the-money” options are options with exercise prices below the market value of the Company’s Common Stock at January 31, 2003.

(4)	Value at fiscal year end is equal to the market value of the Company’s Common Stock at January 31, 2003 of $1.01, minus the exercise price of the options.

(5)	Shares exercised were set to expire July 9, 2002.

Employment, Severance and Change of Control Agreements

     Several of the Company’s executive officers have entered into employment agreements with the Company. Two forms of employment agreement have been entered into, Tier I and Tier II. In the agreements, each executive (i) agreed to keep the Company’s information confidential, (ii) agreed for one year following the executive’s termination not to solicit any employee of the Company to leave the Company, and (iii) agreed not to compete with the Company while receiving any compensation from the Company. In connection with the employment agreements, each executive also signed the Company’s standard form of Proprietary Information and Inventions Agreement. The agreements also provide for severance payments as follows:

•	If the executive is terminated by the Company without cause or the executive resigns with good reason (as the terms “cause” and “good reason” are defined in the agreements), then the executive is entitled to: (i) continuation of salary, bonus and health insurance payments for eighteen months for Tier I and nine months for Tier II following the cessation of employment; and (ii) executive outplacement assistance.

•	If the executive is terminated by the Company without cause or resigns with good reason during the three months prior to or within one year following a change of control (as defined in the agreements) of the Company, the executive is entitled to: (i) salary, bonus and health insurance payments for 24 months for Tier I and 12 months for Tier II following the termination, to be paid in a lump-sum; (ii) executive outplacement assistance; and (iii) full acceleration of all options held by the executive. In the case where the executive is terminated prior to a change of control, the above benefits are effective as of the change of control.

     In addition to the Tier I and Tier II employment agreements entered into in fiscal year 2003, Michael A. Sicuro entered into an employment agreement with the same terms as the agreements above except for the following:

•	If the executive is terminated by the Company without cause or the executive resigns with good reason (as the terms “cause” and “good reason” are defined in the agreements), then the executive is entitled to: (i) continuation of salary, bonus and health insurance payments for twelve months following the cessation of employment; and (ii) executive outplacement assistance.

•	If the executive is terminated by the Company without cause or resigns with good reason during the three months prior to or within one year following a change of control (as defined in the agreements) of the Company, the executive is entitled to: (i) salary, bonus and health insurance payments for 18 months following the termination, to be paid in a lump-sum; (ii) executive outplacement assistance; and (iii) full acceleration of all options held by the executive. In the case where the executive is terminated prior to a change of control, the above benefits are effective as of the change of control.

     The following table sets forth the names of the executives that have signed employment agreements, the date entered into, the base salary provided for, and the form of the agreement:

EXECUTIVE	DATE OF AGREEMENT	BASE SALARY	FORM OF AGREEMENT

John T. Kernan	03/01/01	$300,000	Tier I
Carl E. Zeiger	03/01/01	$290,000	Tier I
James M. Dredge	03/01/01	$247,000	Tier II
Sandra K. Fivecoat	03/16/01	$210,000	Tier II
Michael A. Sicuro	01/29/01	$210,000	Other

REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
ON EXECUTIVE COMPENSATION (1)

     During fiscal 2003, the Compensation Committee of the Board of Directors (“Committee”) was composed of Ms. Coppinger and Mr. Tietjen, neither of whom are currently officers or employees of the Company. The Committee is responsible for establishing the Company’s compensation programs for all employees, including executives. For executive officers, the Committee evaluates performance and determines compensation policies and levels.

Compensation Philosophy

     The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward executive officers and other key employees who contribute to the long-term success of the Company and to motivate them to enhance long-term stockholder value. Key elements of this philosophy are:

•	The Company pays competitively with technology companies with which the Company competes for talent. To ensure that pay is competitive, the Company regularly compares its pay practices with these companies and sets it pay parameters based on this review.

•	The Company maintains annual incentive opportunities sufficient to provide motivation to achieve specific operating goals and to generate rewards that bring total compensation to competitive levels.

(1)	The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 Act or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

•	The Company provides equity-based incentives for executives and other key employees to ensure that they are motivated over the long-term to respond to the Company’s business challenges and opportunities as owners and not just as employees.

     Base Salary. The Committee annually reviews each executive officer’s base salary. When reviewing base salaries, the Committee considers individual and corporate performance, levels of responsibility, prior experience, breadth of knowledge and competitive pay practices.

     Annual Incentive. The Management Incentive Plan, an annual incentive award plan, is the variable pay program for officers and other senior managers of the Company to earn additional annual compensation. The actual incentive award earned depends on the extent to which Company and individual performance objectives are achieved. At the start of each year, the Committee and the full Board of Directors review and approve the annual performance objectives for the Company and individual officers. The Company objectives consist of operating, strategic and financial goals that are considered to be critical to the Company’s fundamental long-term goal - building stockholder value. For fiscal year 2003, these goals were financial performance related to revenue, cash flow and net loss per share.

     After the end of the year, the Committee evaluates the degree to which the Company has met its goals and awards incentive compensation based on each participant’s performance against objectives. Awards are paid in cash, and distributions are made in March following the performance year.

     Long-Term Incentives. The Company’s long-term incentive program consists of the 2000 Equity Incentive Plan, and for Academic Systems the 1992 Stock Option Plan, which the Company assumed with the closing of the acquisition. The option program utilizes vesting periods (generally two or four years) to encourage key employees to continue in the employ of the Company. Through option grants, executives receive significant equity incentives to build long-term stockholder value. Grants are made at 100% of fair market value on the date of grant. Executives receive value from these grants only if the Company’s Common Stock appreciates over the long-term. The size of option grants is determined based on competitive practices at leading companies in the educational technology industry and the Company’s philosophy of significantly linking executive compensation with stockholder interests.

Corporate Performance and Chief Executive Officer Compensation

     Mr. Kernan’s base salary at the end of fiscal year 2003 as Chief Executive Officer and Chairman was $300,000. This amount, in addition to the annual incentive provided by the Management Incentive Plan, was estimated to provide an annual cash compensation level at the average as compared to a selected group of technology companies. In setting this amount, the Committee took into account (i) its belief that Mr. Kernan is one of the CEOs of leading educational companies who has significant and broad-based experience in the education technology industry, (ii) the scope of Mr. Kernan’s responsibility, and (iii) the Board’s confidence in Mr. Kernan to lead the Company’s continued development.

Conclusion

     Through the plans described above, a significant portion of the Company’s compensation program and Mr. Kernan’s compensation is contingent on Company performance, and realization of benefits is closely linked to increases in long-term stockholder value. The Company remains committed to this philosophy of pay for performance, recognizing that the competitive market for talented executives and the volatility of the Company’s business may result in highly variable compensation for a particular time period.

COMPENSATION COMMITTEE
Elizabeth R. Coppinger
Hugh M. Tietjen

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the fiscal year ended January 31, 2003, Elizabeth R. Coppinger and Hugh M. Tietjen served as members of the Company’s Compensation Committee. During that fiscal year, none of the Company’s executive officers or employees served as a director or as a member of the compensation committee of any entity that has one or more executive officers serving as a member of the Company’s Board of Directors or Compensation Committee.

PERFORMANCE MEASUREMENT COMPARISON (1)

     The following graph shows the total stockholder return of an investment of $100 in cash on February 10, 2000 through January 31, 2003 for (i) the Company’s Common Stock, (ii) the Nasdaq Stock Market Composite Index (the “NASDAQ”) and (iii) a peer group selected by the Company. All values assume reinvestment of the full amount of all dividends and are calculated as of the end of each period.

Comparison Of Cumulative Total Return on Investment Since February 10, 2000 (2)

(1)	This section is not “soliciting material,” is not deemed “filed” with the SEC and is not to be incorporated by reference in any filing of the Company under the 1933 Act or the 1934 Act whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2)	Peer group index includes: Renaissance Learning, Inc. (RLRN) {formerly Advantage Learning Systems, Inc. (ALSI)}; Scientific Learning Corp. (SCIL.OB) and rStar Corp. (RSTRC) {formerly Zapme Corp. (IZAP)}. SmartForce and Riverdeep Group are no longer included in the peer group index as the stock of these companies is no longer traded on the NASDAQ Stock Market, Inc.

RELATED-PARTY TRANSACTIONS

     Except as described under “Employment, Severance and Change of Control Agreements” above, the Company has not been a party to any transaction occurring after February 1, 2002, in which the amount involved exceeded $60,000 and in which any director, executive officer or holder of more than 5% of the Company’s capital stock had or will have a direct or indirect material interest.

HOUSEHOLDING OF PROXY MATERIALS

     The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

     This year, a number of brokers with account holders who are Lightspan stockholders will be “householding” our proxy materials. A single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker, direct your written request to Lightspan, Inc., Attn: Michael A. Sicuro, Chief Financial Officer, 10140 Campus Point Drive, San Diego, California 92121 at 858.824.8370. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors

July [ ], 2003	Michael A. Sicuro Secretary

APPENDIX A-1

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LIGHTSPAN, INC.

     LIGHTSPAN, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

     FIRST: The name of the Corporation is Lightspan, Inc.

     SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is October 15, 1999.

     THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the first paragraph of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:

     “The aggregate number of shares that the corporation shall have authority to issue is Two Hundred Seventy Million (270,000,000) which is comprised of Two Hundred Fifty Million (250,000,000) shares of Common Stock each with the par value of $0.001 per share, and Twenty Million (20,000,000) shares of Preferred Stock each with the par value of $0.001 per share. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each seven (7) shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Corporation; provided, however, that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq National Market on the last business day before the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.”

     FOURTH: Thereafter pursuant to a resolution of the Board of Directors, the foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware. The total number of outstanding shares entitled to vote or consent to this Amendment was [               ] shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this [     ] day of [                    ], 2003.

LIGHTSPAN, INC.

By:
John T. Kernan, Chief Executive Officer

APPENDIX A-2

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LIGHTSPAN, INC.

     LIGHTSPAN, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

     FIRST: The name of the Corporation is Lightspan, Inc.

     SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is October 15, 1999.

     THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the first paragraph of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:

     “The aggregate number of shares that the corporation shall have authority to issue is Two Hundred Seventy Million (270,000,000) which is comprised of Two Hundred Fifty Million (250,000,000) shares of Common Stock each with the par value of $0.001 per share, and Twenty Million (20,000,000) shares of Preferred Stock each with the par value of $0.001 per share. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each nine (9) shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Corporation; provided, however, that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq National Market on the last business day before the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.”

     FOURTH: Thereafter pursuant to a resolution of the Board of Directors, the foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware. The total number of outstanding shares entitled to vote or consent to this Amendment was [               ] shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this [     ] day of [               ], 2003.

LIGHTSPAN, INC.

By:
John T. Kernan, Chief Executive Officer

APPENDIX A-3

CERTIFICATE OF AMENDMENT OF
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
LIGHTSPAN, INC.

     LIGHTSPAN, INC., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

     FIRST: The name of the Corporation is Lightspan, Inc.

     SECOND: The date on which the Certificate of Incorporation of the Corporation was originally filed with the Secretary of State of the State of Delaware is October 15, 1999.

     THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware, adopted resolutions to amend the first paragraph of Article IV of the Corporation’s Amended and Restated Certificate of Incorporation to read in its entirety as follows:

     “The aggregate number of shares that the corporation shall have authority to issue is Two Hundred Seventy Million (270,000,000) which is comprised of Two Hundred Fifty Million (250,000,000) shares of Common Stock each with the par value of $0.001 per share, and Twenty Million (20,000,000) shares of Preferred Stock each with the par value of $0.001 per share. Effective as of 5:00 p.m., Eastern time, on the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware, each ten (10) shares of the Corporation’s Common Stock, par value $0.001 per share, issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined and converted into one (1) share of Common Stock, par value $0.001 per share, of the Corporation; provided, however, that the Corporation shall issue no fractional shares as a result of the actions set forth herein but shall instead pay to the holder of such fractional share a sum in cash equal to such fraction multiplied by the closing sales price of the Corporation’s Common Stock as reported on the Nasdaq National Market on the last business day before the date this Certificate of Amendment of Amended and Restated Certificate of Incorporation is filed with the Secretary of State of the State of Delaware.”

     FOURTH: Thereafter pursuant to a resolution of the Board of Directors, the foregoing amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Sections 222 and 242 of the General Corporation Law of the State of Delaware. The total number of outstanding shares entitled to vote or consent to this Amendment was [               ] shares of Common Stock. A majority of the outstanding shares of Common Stock, voting together as a single class, voted in favor of this Certificate of Amendment of Amended and Restated Certificate of Incorporation. The vote required was a majority of the outstanding shares of Common Stock, voting together as a single class.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its Chief Executive Officer this [     ] day of [               ], 2003.

LIGHTSPAN, INC.

By:
John T. Kernan, Chief Executive Officer

APPENDIX B

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS OF LIGHTSPAN, INC.
AMENDED AND RESTATED CHARTER

I. PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by Lightspan, Inc. (the “Corporation”) to any governmental body or the public; the Corporation’s systems of internal controls regarding finance, accounting, legal compliance and ethics that management and the Board have established; and the Corporation’s auditing, accounting and financial reporting processes generally. The Audit Committee’s primary duties and responsibilities are to:

•	Serve as an independent and objective party to monitor the Corporation’s financial reporting process and internal control system.

•	Review and evaluate the audit efforts of the Corporation’s independent auditors.

•	Provide an open communication vehicle for the independent accountants, financial and senior management and the Board of Directors.

The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section III. of this Charter.

II. COMPOSITION

     The Audit Committee shall be comprised of three or more directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. Unless a Chair is elected by the full Board, the members of the Committee may designate a Chair by majority vote of the full Committee membership.

III. RESPONSIBILITIES AND DUTIES

     To fulfill its responsibilities and duties the Audit Committee shall:

Documents/Reports Review

1.     Review and update this Charter periodically, at least annually, as conditions dictate.

2.     Review the organization’s annual financial statements and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

3.     Review with financial management and the independent accountants the 10-Q and the results financial results of the current quarter prior to its filing or prior to the release of earnings, respectively.

4.     Review the annual report and results of the audit of the Company’s 401k plan prior to its filing.

Independent Accountants

5.     Responsible for the selection of the independent accountants, considering independence and effectiveness and pre-approve all fees and other compensation to be paid to the independent accountants. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants’ independence.

6.     Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

7.     Periodically consult with the independent accountants without the presence of management about internal controls and the fullness and accuracy of the organization’s financial statements.

Financial Reporting Processes

8.     In consultation with the independent accountants, review the integrity of the organization’s financial reporting processes, both internal and external.

9.     Consider the independent accountants’ judgments about the quality and appropriateness of the Corporation’s accounting principles as applied in its financial reporting.

10.     Consider and approve, if appropriate, major changes to the Corporation’s auditing and accounting principles and practices as suggested by the independent accountants, management, or the internal auditing department.

Process Improvement

11.     Review any significant disagreement among management and the independent accountants in connection with the preparation of the financial statements.

12.     Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

Ethical and Legal Compliance

13.     Review, with the organization’s counsel, legal compliance matters including corporate securities trading policies.

14.     Review, with the organization’s counsel, any legal matter that could have a significant impact on the organization’s financial statements.

15.     Establish and maintain procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls and auditing matters.

          Perform any other activities consistent with this Charter, the Corporation’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.

LIGHTSPAN, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON AUGUST 21, 2003

     The undersigned hereby appoints Carl E. Zeiger and Michael A. Sicuro, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Lightspan, Inc. (the “Company”) which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at The Radisson Hotel, 3229 Holiday Court, La Jolla, CA 92037 on Thursday, August 21, 2003 at 10:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

     UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 2 AND FOR PROPOSALS 1 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

(Continued and to be Signed and Dated on the Reverse Side)

Please date, sign and mail your proxy card in the envelope provided as soon as possible!

Annual Meeting of Stockholders
LIGHTSPAN, INC.
August 21, 2003

-	Please Detach and Mail in the Envelope Provided	-

☒	Please mark your votes as in this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.

PROPOSAL 1: To approve a series of alternative amendments to the Company’s Amended and Restated Certificate of Incorporation, as amended, to effect at the discretion of the Board of Directors a reverse stock split of the Common Stock whereby each outstanding 7, 9 or 10 shares would be combined, converted and changed into one share of Common Stock, with the effectiveness of one of such amendments and the abandonment of the other amendments, or the abandonment of all amendments to be determined by the Board of Directors prior to the 2004 Annual Meeting of Stockholders of the Company, as permitted under Section 242(c) of the Delaware General Corporation Law.

☐	FOR	☐	AGAINST	☐	ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES FOR DIRECTOR LISTED BELOW.

PROPOSAL 2: To elect three directors to hold office until the 2006 Annual Meeting of Stockholders.

☐	FOR the nominee listed below.	☐	WITHHOLD AUTHORITY to vote for the nominee listed below.

Nominees:	Barry J. Schiffman Lois Harrison-Jones Elizabeth R. Coppinger

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 3.

PROPOSAL 3: To ratify selection by the Audit Committee of the Board of Directors of Ernst and Young LLP as independent auditors of the Company for its fiscal year ending January 31, 2004.

☐	FOR	☐	AGAINST	☐	ABSTAIN

Dated

SIGNATURE(S)

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

Please vote, date and promptly return this proxy in the enclosed return envelope which is postage prepaid if mailed in the United States.